Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, February 22, 2012	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD SECOND QUARTER RESULTS

MINNEAPOLIS (February 22, 2012) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2012 second quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended			Six Months Ended
	January 31			January 31
	2012	2011	Change	2012	2011	Change
Net sales	$581	$537	8%	$1,189	$1,074	11%
Operating income	75	67	11%	165	142	16%
Net earnings	54	45	21%	122	98	25%

Diluted EPS	$0.70	$0.56	25%	$1.60	$1.24	29%

“We are very pleased to reach the midpoint of our year with another strong performance as we established second quarter records in sales, operating margin, and EPS,” said Bill Cook, Chairman, President and CEO. “Sales in our Engine Products segment increased 12 percent as new equipment build rates at our global Off-Road and On-Road OEM Customers remained healthy. Within our Industrial Products segment, sales of our Torit® dust collectors were strong this quarter. ”

“Our operating margin performance was very good at 12.9 percent. Our ongoing Continuous Improvement initiatives helped us again. We also continue to leverage our fixed cost base as our sales grow. The combination of our solid revenue growth, our strong margin performance, and a lower tax rate drove second quarter net income and EPS up 21 percent and 25 percent, respectively.”

“We now forecast our full year sales to grow between 7 and 12 percent over last year. Forecasted business conditions in our end markets vary: strong in the Americas, stable in Europe, and improving in China. Currency translation is now projected to be unfavorable during the second half of our year due to the strengthening of the U.S. dollar, with an estimated reduction of our full year EPS estimate of $0.05 from our previous forecast. As a result, we now forecast our FY12 EPS to be between $3.25 and $3.45, which would be another new record, and would be up 13 percent to 20 percent over last year.”

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $4.2 million, or 0.8 percent, during the second quarter and increased sales by $9.2 million, or 0.9 percent, year-to-date, compared to the same periods last year. The impact of foreign currency translation decreased reported net earnings by $0.6 million, or 1.3 percent, during the second quarter and increased reported net earnings by $0.7 million, or 0.8 percent, for the year.

Gross margin was 34.6 percent for the quarter and 35.0 percent year-to-date, compared to prior year margins of 35.3 percent and 35.2 percent, respectively. The decrease in the quarter was due to lower absorption of fixed costs resulting from the Thai floods and from fewer shipping days compared to last year’s second quarter. These were partially offset by cost reductions from our ongoing Continuous Improvement initiatives.

Operating expenses for the quarter were $126.0 million, up 3.2 percent from $122.1 million last year primarily due to the increased sales volume. As a percent of sales, operating expenses were 21.7 percent compared to last year’s 22.7 percent for the second quarter. Operating expenses year-to-date were $250.7 million, or 21.1 percent of sales, compared to $235.7 million, or 21.9 percent of sales, last year.

The effective tax rate for the quarter was 29.6 percent, compared to a prior year rate of 34.4 percent. The prior year’s quarter included a $4.0 million tax charge related to the reorganization of our subsidiary holdings to improve our global business and legal entity structure, partially offset by $0.9 million in tax benefits primarily from the retroactive reinstatement of the Research and Experimentation Credit in the U.S. The year-to-date effective tax rate was 27.3 percent compared to a prior year rate of 30.2 percent.

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Donaldson Company, Inc.

February 22, 2012

We did not repurchase any shares during the second quarter, and year-to-date we have repurchased 1,376,000 shares, or 1.8 percent of our diluted outstanding shares, for $73.6 million.

FY12 Outlook

We forecast our FY12 sales to be between $2.45 and $2.55 billion, or up about 7 to 12 percent from the prior year. Our current forecast is based on the Euro at US$1.32 and 76 Yen to the US$, which, in aggregate, is less favorable than our previous currency guidance issued in November.

•	Our full year operating margin is forecast to be 13.7 to 14.5 percent.

•	Our full year FY12 tax rate is anticipated to be between 27 and 30 percent.

•	Cash generated by operating activities is projected to be between $250 and $280 million. Capital spending is now estimated to be approximately $85 million.

Engine Products: We expect full year sales to increase 8 to 12 percent, including the impact of foreign currency translation.

•	We anticipate sales to both our Off-Road and On-Road OEM Customers will remain strong in the second half of FY12. We will continue to benefit from increased market share on our Customers’ new Tier IV equipment platforms.

•	Sales of our Aftermarket Products are expected to increase moderately based on current utilization rates for both off-road equipment and on-road heavy trucks. We should also benefit from our continued expansion into the emerging economies and from the increasing number of systems installed in the field with our proprietary filtration systems, such as our PowerCore® products.

•	We forecast Aerospace and Defense Products’ sales to be level with the prior year as the continued slowdown in military spending is anticipated to be offset by increased commercial aerospace sales.

Industrial Products: We forecast full year sales to increase 7 to 11 percent, including the impact of foreign currency translation.

•	Our Industrial Filtration Solutions’ sales are projected to increase 7 to 11 percent and assume a continuing improvement in general manufacturing activity in the U.S., stable conditions in Europe, and improving conditions in Asia.

•	We anticipate our Gas Turbine Products’ sales to be up 18 to 22 percent due to the recent strengthening in the large turbine power generation market and ongoing strength in the oil and gas market segment.

•	Special Applications Products’ sales are forecast to be level with the prior year as growth in our membrane and venting product sales should offset the reduction in our disk drive filter sales related to the Thai floods last fall.

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Donaldson Company, Inc.

February 22, 2012

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our nearly 13,000 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations including the impact of various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

February 22, 2012

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2012	2011	2012	2011
Net sales	$580,883	$537,105	$1,189,178	$1,074,014

Cost of sales	380,066	347,562	773,427	696,381

Gross margin	200,817	189,543	415,751	377,633

Operating expenses	126,049	122,102	250,656	235,689

Operating income	74,768	67,441	165,095	141,944

Other income, net	(4,550)	(3,502)	(9,410)	(4,609)

Interest expense	2,899	2,936	6,069	6,589

Earnings before income taxes	76,419	68,007	168,436	139,964

Income taxes	22,598	23,428	46,062	42,251

Net earnings	$53,821	$44,579	$122,374	$97,713

Weighted average shares outstanding*	75,052,805	77,580,064	75,154,873	77,375,086

Diluted shares outstanding*	76,412,785	78,977,509	76,480,673	78,766,895

Net earnings per share*	$0.72	$0.57	$1.63	$1.26

Net earnings per share assuming dilution*	$0.70	$0.56	$1.60	$1.24

Dividends paid per share*	$0.150	$0.130	$0.300	$0.255

* Earnings and dividends declared per share and weighted average shares outstanding are presented before the effect of a 100 percent stock dividend declared on January 27, 2012, to be distributed on March 23, 2012 to shareholders of record on March 2, 2012.

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Donaldson Company, Inc.

February 22, 2012

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	January 31 2012	July 31 2011
ASSETS

Cash, cash equivalents and short-term investments	$272,315	$273,494
Accounts receivable – net	408,462	445,700
Inventories – net	270,212	271,476
Prepaids and other current assets	78,697	75,912

Total current assets	1,029,686	1,066,582

Other assets and deferred taxes	268,746	268,009
Property, plant and equipment – net	382,957	391,502

Total assets	$1,681,389	$1,726,093

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$190,076	$215,918
Employee compensation and other liabilities	176,030	219,326
Short-term borrowings	92,728	13,129
Current maturity long-term debt	2,356	47,871

Total current liabilities	461,190	496,244

Long-term debt	205,217	205,748
Other long-term liabilities	99,569	89,390

Total liabilities	765,976	791,382

Equity	915,413	934,711

Total liabilities and equity	$1,681,389	$1,726,093

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Donaldson Company, Inc.

February 22, 2012

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Six Months Ended
	January 31
	2012	2011
OPERATING ACTIVITIES

Net earnings	$122,374	$97,713
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	30,896	30,478
Changes in operating assets and liabilities	(43,485)	(19,947)
Tax benefit of equity plans	(7,576)	(7,445)
Stock compensation plan expense	6,440	6,089
Other, net	(6,451)	(13,828)
Net cash provided by operating activities	102,198	93,060

INVESTING ACTIVITIES

Net expenditures on property and equipment	(36,349)	(24,051)
Purchases of short-term investments	(93,455)	(66,494)
Acquisitions and divestitures, net	—	3,613
Net cash used in investing activities	(129,804)	(86,932)

FINANCING ACTIVITIES

Purchase of treasury stock	(73,558)	(6,491)
Net change in debt and short-term borrowings	33,452	(21,254)
Dividends paid	(22,342)	(19,542)
Tax benefit of equity plans	7,576	7,445
Exercise of stock options	9,791	12,113
Net cash used in financing activities	(45,081)	(27,729)

Effect of exchange rate changes on cash	(19,877)	9,236

Decrease in cash and cash equivalents	(92,564)	(12,365)

Cash and cash equivalents – beginning of year	273,494	232,000

Cash and cash equivalents – end of period	$180,930	$219,635

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Donaldson Company, Inc.

February 22, 2012

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended January 31, 2012:
Net sales	$370,834	$210,049	—	$580,883
Earnings before income taxes	48,418	30,597	(2,596)	76,419

3 Months Ended January 31, 2011:
Net sales	$331,122	$205,983	—	$537,105
Earnings before income taxes	44,203	29,127	(5,323)	68,007

6 Months Ended January 31, 2012:
Net sales	$764,559	$424,619	—	$1,189,178
Earnings before income taxes	108,296	64,896	(4,756)	168,436

6 Months Ended January 31, 2011:
Net sales	$664,891	$409,123	—	$1,074,014
Earnings before income taxes	92,654	59,162	(11,852)	139,964

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31		January 31
	2012	2011	2012	2011
Engine Products segment:
Off-Road Products	$87,035	$73,852	$181,143	$146,498
On-Road Products	39,376	28,747	82,001	57,802
Aftermarket Products	214,070	199,891	440,967	401,758
Retrofit Emissions Products	4,651	4,908	9,288	8,255
Aerospace and Defense Products	25,702	23,724	51,160	50,578
Total Engine Products segment	$370,834	$331,122	$764,559	$664,891

Industrial Products segment:
Industrial Filtration Solutions Products	$132,041	$123,430	$265,440	$242,783
Gas Turbine Products	37,011	34,871	72,592	70,376
Special Applications Products	40,997	47,682	86,587	95,964
Total Industrial Products segment	$210,049	$205,983	$424,619	$409,123

Total Company	$580,883	$537,105	$1,189,178	$1,074,014

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Donaldson Company, Inc.

February 22, 2012

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31		January 31
	2012	2011	2012	2011

Free cash flow	$26,654	$16,294	$65,849	$69,009
Net capital expenditures	17,858	14,003	36,349	24,051
Net cash provided by operating activities	$44,512	$30,297	$102,198	$93,060

EBITDA	$93,530	$85,911	$203,492	$175,919
Income taxes	(22,598)	(23,428)	(46,062)	(42,251)
Interest expense (net)	(1,789)	(2,344)	(4,160)	(5,477)
Depreciation and amortization	(15,322)	(15,560)	(30,896)	(30,478)

Net earnings	$53,821	$44,579	$122,374	$97,713

Net sales, excluding foreign currency translation	$585,085	$540,594	$1,179,960	$1,081,230
Foreign currency translation	(4,202)	(3,489)	9,218	(7,216)

Net sales	$580,883	$537,105	$1,189,178	$1,074,014

Net earnings, excluding foreign currency translation	$54,408	$44,417	$121,630	$97,432
Foreign currency translation	(587)	162	744	281

Net earnings	$53,821	$44,579	$122,374	$97,713

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Donaldson Company, Inc.

February 22, 2012

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31		January 31
	2012	2011	2012	2011
Net earnings, excluding special items	$53,821	$44,579	$122,374	$98,279
Restructuring charges, net of tax	—	—	—	(566)

Net earnings	$53,821	$44,579	$122,374	$97,713

Net earnings per share assuming dilution, excluding special items	$0.70	$0.56	$1.60	$1.25
Restructuring charges per share, net of tax	—	—	—	(0.01)

Net earnings per share assuming dilution	$0.70	$0.56	$1.60	$1.24

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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